Exhibit 99.10

KCM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of KCM prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in the Form 8-K, as amended, of which this exhibit forms a part. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

KCM, established in 2021, specializes in the manufacture and sale of NdFeb powder for NdFeb permanent magnets. The Company is one of the companies operating NdFeb powder manufacture in South Korea. The Company offers diverse type of NdFeb powder with different magnetic characteristics. The Company is headquartered in Gunsan, South Korea and production takes place at headquarter.

KCM specializes in the production and supply of NdFeB powder derived from rare earth elements. Neodymium is recognized as one of the ten strategic critical minerals designated by the South Korean Ministry of Trade, Industry and Energy, playing a crucial role in advanced industries.

The Company utilizes rare earth NdPr Oxide as its primary raw material and maintains an annual production capacity of approximately 192 tonnes. KCM’s products serve as essential components in permanent magnets used in electric vehicles, wind turbines, and various household appliances. These products are supplied to a diverse range of domestic and international manufacturers. Notably, the Company provides neodymium permanent magnet components to customers which supplies to major automotive companies such as Hyundai and Kia for their electric vehicles, as well as to LG Electronics and other global home appliance manufacturers.

By supplying materials based on neodymium, a critical mineral, KCM plays a vital role in the global industrial ecosystem. The Company contributes significantly to the stable supply of this strategically important resource, thereby supporting the sustainability and growth of various high-tech industries.

Segments

Although there are no sector managers who are held accountable for operating and financial results or the product and service mix by sector, the Company offers multiple products, and the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the top level.

Components of Results of Operations

Revenue

The Company manufactures Neodymium powder (“NdFeb Powder”) for Neodymium magnets which are used in manufacturing of household appliances and cars. The Company’s main products are NdFeb bonded powders with different types of magnetic characteristics. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Costs of sales represent all direct and indirect costs associated with the manufacture of our products. Cost of goods sold consists primarily of direct costs associated with inventory and delivery of the Company’s goods, including freight costs. Cost of sales also includes inventory impairment, allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income and expense

Other operating income primarily consists of government grants and other operating expense primarily includes loss on disposal of assets.

Selling, general, and administrative expenses

Selling, general and administrative expenses consist of corporate service functions such as finance expense, legal, human resources and information technology, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income and expenses

Interest income

Interest income include realized gains from short-term financial instruments and plan assets of the defined severance plan.

Interest expense

Interest expense consists of interest incurred on debts, finance lease liabilities and defined severance benefit obligations.

Gain (loss) on foreign currency

It consists of gain (loss) on translation and transaction of monetary assets and liabilities denominated in foreign currencies.

Gain (loss) on financial instruments

The Company adopted a fair value option to measure the convertible debt and its changes in fair value is recognized as gain (loss) on financial instruments.

Results of Operations for the Year Ended December 31, 2025 and 2024 (in thousands, except as otherwise noted)

The following table provides our operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31,
	2025		2024		Change
($ in thousands)	($)	(%)	($)	(%)	($)	(%)
Net revenues	1,300	100.0	116	100.0	1,184	1,020.7
Cost of Sales	(1,748)	(134.5)	(962)	(829.2)	(786)	81.7
Other operating income and expenses, net	—	—	54	46.2	(54)	(100.0)
Selling, general and administrative expenses	(361)	(27.7)	(493)	(425.4)	132	(26.9)
Operating loss	(809)	(62.2)	(1,285)	(1,108.4)	478	(37.1)
Other non-operating income and losses, net	(430)	(33.1)	(243)	(209.8)	(187)	76.8
Income taxes expenses	2	0.2	2	1.5	—	16.7
Net loss from operations	(1,241)	(95.4)	(1,530)	(1,319.7)	290	(19.0)

Overall Operating result

The Company generated total revenues of $1,300 for the year ended December 31, 2025, reflecting an increase compared to the corresponding period in 2024. The Company incurred an operating loss of $809 for the year ended December 31, 2025, primarily due to the nature of the Company’s current cost structure in manufacturing. The cost of sales and selling, general, and administrative expenses largely consist of fixed-cost items such as labor-related expenses and depreciation. Operating loss decreased by approximately 37.1% due to the resumption of operations during current period. While business performance in 2024 and 2025 has been temporarily subdued, the Company expects a recovery in the near term.

Net revenues

Net revenues were $1,300 for the year ended December 31, 2025, and $116 for the year ended December 31, 2024 (all are either merchandise & others revenues). Due to increased demand for NdFeb Powder, sales for the year of 2025 rose by approximately $1,184 compared to 2024.

Cost of sales

This was primarily due to an increase in product sales for the year ended December 31, 2025. The product sale for the year ended December 31, 2025 is 46,000kg while there was no sale for the year ended December 31, 2024. The cost of goods sold for the year ended December 31, 2024 increased primarily due to higher product sales.

Other operating income and losses, net

Other operating income and losses, net, were nil for the year ended December 31, 2025, as compared to $54 for the year ended December 31, 2024. The other operating income for the year ended December 31, 2024 consists of a gain from government grants, and a loss from the disposal of a vehicle. For the year ended December 31, 2025, no such income and losses occurred.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses were $361 for the year ended December 31, 2025, as compared to $493 for the corresponding period in 2024, a decrease of $132 or 26.9%. Company’s SG&A expenses mostly consist of fixed cost items such as labor costs, depreciation and taxes and due. The actual SG&A expenses for the year ended December 31, 2025 decreased compared to the corresponding period in 2024, due to decrease in salary payments, and also service fees to accounting firms for the preparation for the IPO were not yet incurred for the year ended December 31, 2025, compared to the corresponding period in 2024, resulting in a slight decrease in SG&A expenses.

Interest expense

Interest expense was $134 for the year ended December 31, 2025, as compared to $127 for the year ended December 31, 2024, an increase of $7, or 15%. The increase in interest expenses is attributable to the rise in outstanding borrowings. During the year ended December 31, 2025, average borrowings increased by $29 compared to the year ended December 31, 2024.

Loss on financial instruments

Loss on financial instruments was $179 for the year ended December 31, 2025. This occurred entirely due to changes in the fair value of the convertible debt.

Loss on financial derivatives

Loss on derivatives was $153 for the year ended December 31, 2025. This occurred entirely due to the fair value measurement of the put option granted to dissenting shareholders in connection with the stock purchase right.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires substantial expenditure for, among other things, the purchase and maintenance of equipment used in our operations, and to remain in compliance with environmental laws. Our short-term and long-term liquidity needs arise primarily from working capital requirements, capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of December 31, 2025, and December 31, 2024, is as follows:

($ in thousands)	December 31, 2025	December 31, 2024
Cash and cash equivalents	48	5
Working capital	(587)	750

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from the operations and additional financings. During the year ended December 31, 2025, we raised approximately $272 in additional capital financing.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the year ended December 31, 2025 and 2024, are summarized as follows:

	Year Ended December 31,		Change
($ in thousands)	2025	2024	($)	(%)
Net cash provided by (used in) operating activities	56	(735)	791	(108)
Net cash (used in) provided by investing activities	(1)	151	(152)	(101)
Net cash (used in) provided by financing activities	(12)	483	(495)	(102)
Net increase (decrease) in cash and cash equivalents	43	(101)	144	(143)

Net Cash Provided by (Used in) Operating Activities

Cash flows provided by operating activities were $56 for the year ended December 31, 2025, as compared to ($735) for the year ended December 31, 2024, an increase of cash inflows amounting to $791.

The change is primarily related to an decrease in net loss, which decreased from $1,530 in 2024 to $1,240 in 2025. In addition, changes in operating assets and liabilities increased from $(410) in 2024 to $522 in 2025, further contributing to the increase in cash inflows. However, this was partially offset by a decrease in non-cash adjustment, which declined from 1,206 in 2024 to 774 in 2025.

Net Cash (Used in) Provided by Investing Activities

Cash flows used in investing activities were $1 for the year ended December 31, 2025, as compared to $151 cash inflows for the year ended December 31, 2024, a decreased inflows of $152.

In 2025, investing cash outflows were solely attributable to $1 of acquisitions of property, plant and equipment. In contrast, in 2024, investing cash flows reflected $169 of cash inflows from the disposal of short-term financial instruments, $59 of cash inflows for the disposal of property, plant and equipment, $29 of cash outflows for the acquisition of short-term financial instruments, and $47 of cash outflows for the acquisition of property, plant and equipment.

Net Cash (Used in) Provided by Financing Activities

Cash flows used in financing activities were $12 for the year ended December 31, 2025, as compared to $483 cash inflows for the year ended December 31, 2024, an decrease of $495 cash inflows.

The change is primarily related to a decrease in proceeds from short-term borrowings related party, which decreased from $540 in 2024 to $257 in 2025. In addition, change in repayment of long-term borrowings, which increased from ($6) in 2024 to ($139) in 2025.

Cash flows associated with operating, investing, and financing activities for the year ended December 31, 2024 and 2023, are summarized as follows:

	Year Ended December 31,		Change
($ in thousands)	2024	2023	($)	(%)
Net cash (used in) operating activities	(735)	(1,839)	1,104	(60.0)
Net cash provided by investing activities	151	855	(704)	(82.3)
Net cash provided by financing activities	483	680	(197)	(29.0)
Net (decrease)/increase in cash and cash equivalents	(101)	(304)	203	(66.8)

Net Cash Used in Operating Activities

Cash flows used in operating activities were $735 for the year ended December 31, 2024, as compared to $1,839 for the year ended December 31, 2023, a decrease of outflows amounting to $1,104. The change is primarily related to a decrease in net income of $1,095 and an increase in net cash inflow from changes in operating assets of $918. That net cash inflow from changes is primarily related to an increase in inventory assets of $348 and a decrease in accounts payable of $364.

Net Cash Provided by Investing Activities

Cash flows provided by investing activities were $151 for the year ended December 31, 2024, as compared to $855 for the year ended December 31, 2023, a decreased cash inflows of $704. The decrease is primarily related to a decrease in cash inflows of $1,068 from property, plant and equipment disposal, an increase in cash inflows of $169 from short-term financial instruments disposal and a decrease in cash outflows of $116 from acquisition of short-term financial instruments and a decrease in cash outflows of $79 from acquisition of property, plant and equipment.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $483 for the year ended December 31, 2024, as compared to $680 for the year ended December 31, 2023, a decrease of $197. The decrease is primarily related to a decrease in cash inflows of $766 from convertible debt, a decrease in cash inflows of $536 from long-term borrowings, an increase in cash inflows of $584 from short-term borrowings and a decrease in cash outflows of $377 from long-term borrowings.

Debt

Redeemable Convertible Preferred Stock

On April 14, 2025, Convertible bonds were converted into 1,666 shares of RCPS upon the exercise of conversion rights by the holder, Korea SMEs and Startups Agency. The redeemable convertible preferred stock bears a fixed interest rate of 3% per annum, and matures in 2035. As part of the issuance terms, the conversion ratio of the redeemable convertible preferred stock is subject to adjustment upon the occurrence of certain events by refixing at 70 percent of the initial convertible price as a minimum level. Therefore, the Company classified the redeemable convertible preferred stock as a liability together with separating the conversion option.

Dissenting Shareholder Appraisal Rights

In connection with the share exchange transactions contemplated by the share exchange agreements dated February 10, 2025, as amended (collectively, the “Agreements”), by and among the Company, EMT Sub Co., Ltd. (“EMT Sub”), and the other operating companies party thereto, shareholders who formally dissented at the general meeting of shareholders held to approve the share exchange (the “Share Exchange EGM”) were granted statutory appraisal rights under the Korean Commercial Code (the “Appraisal Rights”).

Pursuant to the Agreements, dissenting shareholders may obtain the Appraisal Rights by delivering to the Company, within 20 days from the date of the Share Exchange EGM, a written notice identifying the class and number of shares for which appraisal rights are elected (the “Appraisal Shares”). Upon receipt of valid notice, the Company is contingently required to repurchase the Appraisal Shares within two (2) months, provided the Share Exchange remains in effect and the dissenting shareholder does not withdraw its notice (by mutual agreement with the Company), after which any unpaid amount will begin to accrue interest at a statutorily dictated 6% interest rate per annum. The repurchase price for Appraisal Shares is determined by mutual agreement between the Company and the applicable dissenting shareholder through the Agreements.

Management accounts for these appraisal rights as a liability under ASC 480 measured at fair value, with changes recognized in earnings, until the obligation becomes unconditional at merger close. In connection with the transaction, the Company recognized a derivative liability of $151,661 and a corresponding loss on derivative as of December 31, 2025.

In January 2026, the Company completed a comprehensive share exchange transaction pursuant to the approved share exchange agreement and became a wholly owned subsidiary of EMT Sub Co., Ltd. The payment amount was approximately $9.0 million as of the closing of the share exchange transaction and continues to accrue statutory interest until the actual payment date.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of December 31, 2025:

($ in thousands)	2026	2027	2028	2029	2030	Thereafter	Total
Finance lease(1)	29	25	16	8	3	—	81
Debt obligations(2)	1,245	525	411	392	320	210	3,103
Total	1,274	550	427	400	323	210	3,184

(1)	Future lease payment obligations for operating and finance lease liabilities.

(2)	Short-term and long-term debt principal repayment obligations, $2,470 to the banks and $632 to the Company’s CEO and the others.

As of December 31, 2025, there have been no material changes to our contractual obligations and commitments since December 31, 2024.

Going Concern

These financial statements have been prepared in accordance with GAAP assuming the Company will continue as a going concern. The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business. However, there is substantial doubt about the Company’s ability to continue as a going concern exists.

Primarily due to a decline in sales associated with the business, the Company incurred losses of $1,241 and net cash inflows from operations of $56 for the year ended December 31, 2025. The Company incurred losses of $1,531 and net cash outflows from operations of $735 for the year ended December 31, 2024. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering other financing arrangements, and the restructuring of operations to grow revenues and decrease expenses. However, upon the economic environment and the Company’s current capability, the Company may be unable to access future equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or under acceptable terms, if at all.

The financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities, and reported expenses that may be necessary if the Company were unable to continue as a going concern.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primary the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

Our cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. Our investments are exposed to market risk due to fluctuations in interest rates, which may affect our interest income and fair market value of our investments. However, due to the short-term nature of our investment portfolio, we do not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of our portfolio. We therefore do not expect our operating results or cash flows to be materially affected by a sudden change in market interest rates.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying financial statements of the Company included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the financial statements.

Allowance for Credit Losses

The allowance is estimated over the contractual term of the financial asset and adjusted for expected prepayments. The contractual term excludes any extensions, renewals, and modifications, unless the borrower has a contractual option that provides it with the unilateral ability to extend the maturity date. The Company does not have any off-balance-sheet credit exposures. Subsequent changes (favorable and unfavorable) in expected credit losses each period is recognized immediately in net income as a credit loss expense or a reversal of credit loss expense.

Revenue Recognition

The Company only has revenue from customers. The Company recognizes revenue when it satisfies performance obligations under the terms of its contracts, and the control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer, and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

The Company’s primary source of revenue is product revenues of NdFeb powder for NdFeb magnets which are used in manufacturing of household appliances and cars. Contracts with customers generally state the terms of the sale, including the quantity and price of each product purchased. Payment terms and conditions may vary by contract. Such contracts do not include a significant financing component. In addition, contracts typically do not contain variable consideration as the contracts include stated prices, as such, rebates or discounts are not provided. The Company provides an assurance type warranty on all of its products, which are not separate performance obligations and are outside the scope of ASC 606. There were no loss contingencies related to warranties recorded as of December 31, 2025 and December 31, 2024.

Foreign Currency

The functional currency of the Company is the Korean Won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in Gain/Loss on foreign currency in the statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the Effect of exchange rate changes on cash and cash equivalents in the statements of cash flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in Accumulated other comprehensive loss, a separate component of Stockholders’ deficit.

Recent Accounting Pronouncement

See Note 1.(22) to the audited annual financial statements for the years ended December 31, 2025 and 2024 included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part, for recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part.